Exhibit 99.1

For Immediate Release	Kronos Contact:	Mindy Kohl
(978) 947-5156
mkohl@kronos.com

Aron Ain elected to Kronos® Board of Directors

CHELMSFORD, Mass., Nov. 16, 2005 — Kronos® Incorporated (Nasdaq: KRON) announced today that Chief Executive Officer Aron J. Ain was elected to the company’s Board of Directors on Nov. 15.

Ain became Kronos’ CEO on Oct. 31, 2005, exactly 28 years after the company was incorporated. Prior to this, he held the position of chief operating officer of Kronos from 2002 to 2005, and has been an executive officer of the company since 1988. Serving in various sales and service management roles for much of his 26-year tenure at Kronos, Ain led the development of the company’s worldwide field organization. As chief operating officer, he was instrumental in driving operational excellence across all of Kronos’ business operations, and had direct responsibility for engineering and marketing, as well as for worldwide sales and service.

“Aron is an outstanding and highly-respected executive with an extraordinary track record of success. His experience, enthusiasm, and deep industry expertise make him a valuable addition to our Board of Directors,” said Kronos Executive Chairman Mark S. Ain.

In addition to serving on the Board of Directors of Kronos Incorporated, Aron Ain also serves on the boards of Unica Corporation and Pragmatech Software Inc.

About Kronos Incorporated

Kronos Incorporated is the most trusted name in workforce management. Kronos helps organizations staff, develop, deploy, track, and reward their workforce, resulting in reduced costs, increased productivity, better decision-making, improved employee satisfaction, and alignment with organizational objectives. More than 20 million people use a Kronos solution every day. Learn more about Kronos’ high-impact enterprise solutions at www.kronos.com.

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© 2005 Kronos Incorporated. Kronos and the Kronos logo are registered trademarks of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.